Exhibit 99.1

Avenue Therapeutics Enters into Warrant Exercise Transactions for $5.0 Million in Proceeds

MIAMI, Jan. 5, 2024 (GLOBE NEWSWIRE) -- Avenue Therapeutics, Inc. (Nasdaq: ATXI) (“Avenue” or the “Company”), a specialty pharmaceutical company focused on the development and commercialization of therapies for the treatment of neurologic diseases, today announced the entry into warrant exercise agreements with existing accredited investors for the immediate exercise of certain outstanding warrants to purchase an aggregate of 16.5 million shares of the Company’s common stock. These warrants for immediate exercise include: (i) November 2023 Series B warrants to purchase an aggregate of 14.6 million shares of common stock issued by Avenue on November 2, 2023, each having an exercise price of $0.3006 per share, and (ii) January 2023 warrants to purchase an aggregate of 1.9 million shares of common stock issued by Avenue on January 31, 2023, each having an exercise price of $1.55 per share, at a reduced exercise price of $0.3006 per share as agreed upon by the Company. The gross proceeds to Avenue from the exercise of the warrants are expected to be approximately $5.0 million, prior to deducting placement agent fees and estimated offering expenses. The closing of the warrant exercise transactions is expected to occur on or about January 9, 2024, subject to satisfaction of customary closing conditions.

Maxim Group LLC is acting as the exclusive financial advisor and warrant solicitation agent for the transaction.

In consideration for the immediate exercise of the existing warrants for cash, the Company will issue new unregistered Series A warrants to purchase up to 16.5 million shares of common stock and new unregistered Series B warrants to purchase up to 16.5 million shares of common stock. The new Series A and Series B warrants will both have an exercise price of $0.3006 per underlying share. The new Series A warrants and Series B warrants will not be exercisable until the Company receives stockholder approval to increase its authorized shares of common stock and to comply with certain Nasdaq rules. Upon receipt of stockholder approval, the new Series A warrants will be exercisable for a period of five years thereafter and the Series B warrants will be exercisable for a period of eighteen months thereafter. Subject to the aforementioned stockholder approval, Avenue has agreed to file a registration statement with the Securities and Exchange Commission (“SEC”) covering the resale of the shares of common stock issuable upon exercise of the new warrants. This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Avenue Therapeutics

Avenue Therapeutics, Inc. (Nasdaq: ATXI) is a specialty pharmaceutical Company focused on the development and commercialization of therapies for the treatment of neurologic diseases. It is currently developing three assets including AJ201, a first-in-class asset for spinal and bulbar muscular atrophy, BAER-101, an oral small molecule selective GABAA α2/3 receptor positive allosteric modulator for CNS diseases, and IV tramadol, which is in Phase 3 clinical development for the management of acute postoperative pain in adults in a medically supervised healthcare setting. Avenue is headquartered in Miami, FL and was founded by Fortress Biotech, Inc. (Nasdaq: FBIO). For more information, visit www.avenuetx.com.

Forward-Looking Statements

This press release contains predictive or “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of current or historical fact contained in this press release, including statements that express our intentions, plans, objectives, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “should,” “would” and similar expressions are intended to identify forward-looking statements. These statements are based on current expectations, estimates and projections made by management about our business, our industry and other conditions affecting our financial condition, results of operations or business prospects. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, the forward-looking statements due to numerous risks and uncertainties. Factors that could cause such outcomes and results to differ include, but are not limited to, risks and uncertainties arising from: the ability to satisfy the closing conditions related to the transaction and the overall timing and completion of such closing; expectations for increases or decreases in expenses; expectations for the clinical and pre-clinical development, manufacturing, regulatory approval, and commercialization of our pharmaceutical product candidate or any other products we may acquire or in-license; our use of clinical research centers and other contractors; expectations for incurring capital expenditures to expand our research and development and manufacturing capabilities; expectations for generating revenue or becoming profitable on a sustained basis; expectations or ability to enter into marketing and other partnership agreements; expectations or ability to enter into product acquisition and in-licensing transactions; expectations or ability to build our own commercial infrastructure to manufacture, market and sell our product candidates; acceptance of our products by doctors, patients or payors; our ability to compete against other companies and research institutions; our ability to secure adequate protection for our intellectual property; our ability to attract and retain key personnel; availability of reimbursement for our products; estimates of the sufficiency of our existing cash and cash equivalents and investments to finance our operating requirements, including expectations regarding the value and liquidity of our investments; the volatility of our stock price; expected losses; expectations for future capital requirements; and those risks discussed in our filings which we make with the SEC. Any forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by applicable law. Investors should evaluate any statements made by us in light of these important factors.

Contact:

Jaclyn Jaffe

Avenue Therapeutics, Inc.

(781) 652-4500

ir@avenuetx.com